Exhibit 99.3

Investor Contact: Jeff Misakian 714-545-0100 ext. 3309 jdmisakian@valeant.com	Media Contact: Angie McCabe 714-545-0100 ext. 3381 amccabe@valeant.com
VALEANT PHARMACEUTICALS RECEIVES
INFORMAL INQUIRIES FROM SEC
     COSTA MESA, Calif., September 11, 2006 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that the Securities and Exchange Commission is conducting an informal inquiry regarding events and circumstances surrounding trading in the company’s common stock and the public release of data from its first pivotal Phase 3 trial for Viramidine®. In addition, the SEC requested data regarding the company’s stock option grants since January 1, 2000 and information about the company’s pursuit in the Delaware Chancery Court of the return of bonuses paid to Milan Panic, the company’s former chairman and chief executive officer, and others, in connection with the Ribapharm initial public offering.
     The company is cooperating with the SEC in these matters. The company also is conducting an internal review of its historical stock option grant practices. The internal review is ongoing, and the results of that review will be reported to the finance and audit committee of the company’s board of directors.
     The company has been in litigation with Mr. Panic regarding the Ribapharm bonus matter. The company had previously reported that the lawsuit had been settled, but Mr. Panic’s failure to make timely payment of the initial amount due under the settlement agreement and breach of various other requirements of the settlement agreement, caused the company to return to court in Delaware to pursue a judgment at a hearing on September 6, 2006. Mr. Panic has subsequently filed suit in Delaware Chancery court seeking specific enforcement of the original settlement agreement.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Viramidine is a registered trademark of Valeant Pharmaceuticals International or its related companies. All other trademarks are the trademarks or the registered trademarks of their respective owners.
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